Exhibit 99.1

Press Release	Source: CytoCore, Inc.
CytoCore announces its Third International Distribution Agreement
Tuesday, November 13, 9:30 am ET
CytoCore signs Agreement with Grupo Palex SA for distribution in Spain
CHICAGO—(BUSINESS WIRE)—CytoCore, Inc. (OTCBB:CYCR — News) , a biopharmaceutical research and medical device company focused on early detection and treatment of reproductive-tract cancers, today announced that it has entered into a five year agreement with three-one year “evergreen” extensions with Grupo Palex SA for distribution of the SoftPap Cervical Cell Collector into Spain. Palex is one of Europe’s leading distributors of medical products and services to hospitals. Palex’s agreement calls for minimum sales of 600K units the first year, 1.2mm units the second, 2.4mm units minimum the third year, with 10% increases each year thereafter.
CytoCore CEO Robert McCullough Jr. stated “Palex is recognized as a leader in bringing new medical technology to their markets. We are very excited with this agreement and the opportunity to partner with Palex as we enter the European markets. Palex has expertise in the diagnostic market and they have expressed an interest in helping us develop and expand the Automated Image-Guided Proteomic System (AIPS) platform. The AIPS system provides the cytologist with computerized assistance in the evaluation and review of conventionally and fluorescently stained cytology specimens. CytoCore is developing and testing fluorescent Uterine and Cervical cancer screening assays to work with the AIPS platform.”
“Dr. Augusto Ocana who helped build CH-Werfen to a billion dollar European medical products company has brought his years of international distribution experience to support CytoCore’s overseas marketing efforts,” stated McCullough. “We are very pleased with the quality of the international distribution channels that Dr. Ocana has made available to CytoCore in Spain, Italy and Portugal.”
About Grupo PALEX SA
Grupo Palex SA celebrated 50 years of operation in 2005. Palex’ provides a full range of logistics, technical assistance and service support for its customers and product lines. Palex concentrates on supplying the latest in medical technology to its clients. Their areas of specialty include: Anesthesia, Cardiac Surgery, Diagnostics, Electrophysiology, General Surgery, Gynecology, Interventional Cardiology and Radiology, Orthopedic Surgery, Robotics, Tissue Regeneration and Urology. For more information on Grupo Palex SA., visit their web site: www.palexmedical.es/english/index.php

About CytoCore Inc.
CytoCore is focused on women’s health. The company develops and manufactures cost-effective medical devices and cancer screening systems which can be used in a laboratory or at the point-of-care to assist in the early detection of cervical, endometrial, and other cancers. The CytoCore Solutions ™ System is being developed to provide medical practitioners with highly accurate, low-cost, cervical and uterine cancer screening systems that can be seamlessly integrated into existing medical models. More information is available at: www.CytoCoreInc.com
Certain statements in this release are forward-looking. These statements are based on CytoCore’s current expectations and involve many risks and uncertainties, such as the company’s inability to obtain sufficient financing, the possibility that clinical trials will not substantiate CytoCore’s expectations with respect to the CytoCore Solutions™ System and other factors set forth in reports and documents filed by CytoCore with the Securities and Exchange Commission. Actual results may differ materially from CytoCore’s current expectation depending upon a number of factors affecting the Company’s business. These factors include, among others, risks and uncertainties detailed in the Company’s periodic public filings with the Securities and Exchange Commission, including but not limited to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006. Except as expressly required by law, CytoCore undertakes no obligation to publicly update or revise any forward-looking statements contained herein.
Contact:
CytoCore, Inc.
Daniel J. McMahon, (847) 221-2876
dmcmahon@cytocoreinc.com
or
BVK
Andrea Kozek, (414) 247-3852
akozek@bvk.com